SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                            (Amendment No. 10)(1)(2)

                               Motient Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    619908304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              William R. Lucas, Jr.
                          One Riverchase Parkway South
                            Birmingham, Alabama 35244
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 7, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

(2) This Amendment No. 10 to the Schedule 13D amends and restates in its entirety the Amendment No. 9 to the Schedule 13D filed by the Reporting Persons with respect to common stock of Motient Corporation on June 12, 2007. This Amendment is being filed to reflect the correction of an internal allocation error and to properly report ownership by the Master Fund (and not by the Special Fund) of the shares purchased on June 6, 2007, June 7, 2007 and June 8, 2007.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Harbinger Capital Partners Master Fund I, Ltd.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       WC

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                      [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       27,856,516

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       27,856,516

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,856,516

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       30.2%

14.    TYPE OF REPORTING PERSON*

       CO

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Harbinger Capital Partners Offshore Manager, L.L.C.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       AF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                               [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       27,856,516

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       27,856,516

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,856,516

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       30.2%

14.    TYPE OF REPORTING PERSON*

       CO

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       HMC Investors, L.L.C.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       AF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                               [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       27,856,516

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       27,856,516

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,856,516

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       30.2%

14.    TYPE OF REPORTING PERSON*

       CO

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Harbinger Capital Partners Special Situations Fund, L.P.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       WC

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                               [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       9,476,901

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       9,476,901

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       9,476,901

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.6%

14.    TYPE OF REPORTING PERSON*

       PN

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Harbinger Capital Partners Special Situations GP, LLC

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       AF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                               [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       9,476,901

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       9,476,901

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       9,476,901

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.6%

14.    TYPE OF REPORTING PERSON*

       CO

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       HMC - New York, Inc.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       AF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                               [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       9,476,901

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       9,476,901

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       9,476,901

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.6%

14.    TYPE OF REPORTING PERSON*

       CO

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Harbert Management Corporation

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       AF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                               [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       37,333,417

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       37,333,417

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       37,333,417

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.2%

14.    TYPE OF REPORTING PERSON*

       CO

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Philip Falcone

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       AF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                               [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       37,333,417

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       37,333,417

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       37,333,417

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.2%

14.    TYPE OF REPORTING PERSON*

       IN

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Raymond J. Harbert

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       AF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                               [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       37,333,417

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       37,333,417

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       37,333,417

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.2%

14.    TYPE OF REPORTING PERSON*

       IN

CUSIP No. 619908304
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Michael D. Luce

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [X]

3.     SEC USE ONLY


4.     SOURCE OF FUNDS*

       AF

5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                               [_]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.     SOLE VOTING POWER

       0

8.     SHARED VOTING POWER

       37,333,417

9.     SOLE DISPOSITIVE POWER

       0

10.    SHARED DISPOSITIVE POWER

       37,333,417

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       37,333,417

12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [_]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       40.2%

14.    TYPE OF REPORTING PERSON*

       IN

CUSIP No. 619908304
---------------------

Item 1.     Security and Issuer.

            NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 9, FILED ON JUNE 12, 2007.

--------------------------------------------------------------------------------

Item 2.     Identity and Background.

            NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 9, FILED ON JUNE 12, 2007.

--------------------------------------------------------------------------------

Item 3.     Source and Amount of Funds or Other Consideration.

            As of the date hereof the Master Fund may be deemed to beneficially own 27,856,516 Shares.

            As of the date hereof Harbinger Management may be deemed to beneficially own 27,856,516 Shares.

            As of the date hereof HMC Investors may be deemed to beneficially own 27,856,516 Shares.

            As of the date hereof the Special Fund may be deemed to beneficially own 9,476,901 Shares.

            As of the date hereof HCPSS may be deemed to beneficially own 9,476,901 Shares.

            As of the date hereof HMCNY may be deemed to beneficially own 9,476,901 Shares.

            As of the date hereof HMC may be deemed to beneficially own 37,333,417 Shares.

            As of the date hereof Philip Falcone may be deemed to beneficially own 37,333,417 Shares.

            As of the date hereof Raymond J. Harbert may be deemed to beneficially own 37,333,417 Shares.

            As of the date hereof Michael D. Luce may be deemed to beneficially own 37,333,417 Shares.

            No borrowed funds were used to purchase the Shares, other than any borrowed funds used for working capital purposes in the ordinary course of business.

--------------------------------------------------------------------------------

Item 4.     Purpose of Transaction.

            NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 9, FILED ON JUNE 12, 2007.

--------------------------------------------------------------------------------

Item 5.     Interest in Securities of the Issuer.

            (a, b) As of the date hereof, the Master Fund may be deemed to be the beneficial owner of 27,856,516 Shares, constituting 30.2% of the Shares of the Issuer, based upon 92,116,993* Shares outstanding as of the date of this filing.

                 The Master Fund has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 27,856,516 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 27,856,516 Shares.

            (a, b) As of the date hereof, Harbinger Management may be deemed to be the beneficial owner of 27,856,516 Shares, constituting 30.2% of the Shares of the Issuer, based upon 92,116,993* Shares outstanding as of the date of this filing.

                 Harbinger  Management has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 27,856,516 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 27,856,516 Shares.

                 Harbinger   Management   specifically   disclaims   beneficial
            ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

            (a, b) As of the date hereof, HMC Investors may be deemed to be the beneficial owner of 27,856,516 Shares, constituting 30.2% of the Shares of the Issuer, based upon 92,116,993* Shares outstanding as of the date of this filing.

                  HMC Investors has the sole power to vote or direct the vote of
            0 Shares; has the shared power to vote or direct the vote of 27,856,516 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 27,856,516 Shares.

                 HMC Investors  specifically  disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

            (a, b) As of the date hereof, the Special Fund may be deemed to be the beneficial owner of 9,476,901 Shares, constituting 10.6% of the Shares of the Issuer, based upon 89,150,177* Shares outstanding as of the date of this filing.

                 The Special Fund has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 9,476,901 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 9,476,901 Shares.

                 The Special Fund specifically  disclaims  beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

            (a, b) As of the date hereof, HCPSS may be deemed to be the beneficial owner of 9,476,901 Shares, constituting 10.6% of the Shares of the Issuer, based upon 89,150,177* Shares outstanding as of the date of this filing.

                 HCPSS  has the  sole  power  to vote or  direct  the vote of 0
            Shares; has the shared power to vote or direct the vote of 9,476,901 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 9,476,901 Shares.

                 HCPSS  specifically  disclaims  beneficial  ownership  in  the
            Shares reported herein except to the extent of its pecuniary interest therein.

            (a, b) As of the date hereof, HMCNY may be deemed to be the beneficial owner of 9,476,901 Shares, constituting 10.6% of the Shares of the Issuer, based upon 89,150,177* Shares outstanding as of the date of this filing.

                 HMCNY  has the  sole  power  to vote or  direct  the vote of 0
            Shares; has the shared power to vote or direct the vote of 9,476,901 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 9,476,901 Shares.

                 HMCNY  specifically  disclaims  beneficial  ownership  in  the
            Shares reported herein except to the extent of its pecuniary interest therein.

            (a, b) As of the date hereof, HMC may be deemed to be the beneficial owner of 37,333,417 Shares, constituting 40.2% of the Shares of the Issuer, based upon 92,837,113* Shares outstanding as of the date of this filing.

                 HMC has the sole power to vote or direct the vote of 0 Shares;
            has the  shared  power  to vote or  direct  the  vote of  37,333,417
            Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 37,333,417 Shares.

                 HMC specifically  disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

            (a, b) As of the date hereof, Philip Falcone may be deemed to be the beneficial owner of 37,333,417 Shares, constituting 40.2% of the Shares of the Issuer, based upon 92,837,113* Shares outstanding as of the date of this filing.

                 Mr. Falcone has the sole power to vote or direct the vote of 0
            Shares; has the shared power to vote or direct the vote of 37,333,417 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 37,333,417 Shares.

                 Mr. Falcone specifically disclaims beneficial ownership in the
            Shares reported herein except to the extent of his pecuniary interest therein.

            (a, b) As of the date hereof, Raymond J. Harbert may be deemed to be the beneficial owner of 37,333,417 Shares, constituting 40.2% of the Shares of the Issuer, based upon 92,837,113* Shares outstanding as of the date of this filing.

                 Mr. Harbert has the sole power to vote or direct the vote of 0
            Shares; has the shared power to vote or direct the vote of 37,333,417 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 37,333,417 Shares.

                 Mr. Harbert specifically disclaims beneficial ownership in the
            Shares reported herein except to the extent of his pecuniary interest therein.

            (a, b) As of the date hereof, Michael D. Luce may be deemed to be the beneficial owner of 37,333,417 Shares, constituting 40.2% of the Shares of the Issuer, based upon 92,837,113* Shares outstanding as of the date of this filing.

                 Mr.  Luce has the sole  power to vote or direct  the vote of 0
            Shares; has the shared power to vote or direct the vote of 37,333,417 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 37,333,417 Shares.

                 Mr. Luce specifically  disclaims  beneficial  ownership in the
            Shares reported herein except to the extent of his pecuniary interest therein.

      ----------
      * The number of outstanding shares is based on the 88,430,057 shares the Company reported outstanding as of May 4, 2007, adjusted for warrants and convertible preferred stock held by the Reporting Persons.

            (c) The trading dates, number of Shares purchased and sold and price per share for all transactions in the Shares by the Reporting Persons are set forth in Exhibit B.

--------------------------------------------------------------------------------

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 9, FILED ON JUNE 12, 2007.

--------------------------------------------------------------------------------

Item 7.     Material to be Filed as Exhibits.

            ITEM 7 FROM THE SCHEDULE 13D, AMENDMENT NO. 9, FILED ON JUNE 12, 2007 IS HEREBY AMENDED TO INCLUDE THE FOLLOWING EXHIBITS:

            Exhibit A: Agreement between the Reporting Persons to file jointly Exhibit B: Schedule of Transactions in the Shares of the Issuer

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Harbinger Capital Partners Master Fund I, Ltd.
By:  Harbinger Capital Partners Offshore Manager, L.L.C.
By:  HMC Investors, L.L.C., Managing Member

By:  /s/ William R. Lucas, Jr.
--------------------------------


Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
--------------------------------


HMC Investors, L.L.C.

By:  /s/ William R. Lucas, Jr.
--------------------------------

Harbinger Capital Partners Special Situations Fund, L.P.
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By:  /s/ William R. Lucas, Jr.
--------------------------------


Harbinger Capital Partners Special Situations GP, LLC*
By: HMC - New York, Inc., Managing Member

By:  /s/ William R. Lucas, Jr.
--------------------------------


HMC - New York, Inc.*

By:  /s/ William R. Lucas, Jr.
--------------------------------


Harbert Management Corporation

By:  /s/ William R. Lucas, Jr.
--------------------------------

     /s/ Philip Falcone
--------------------------------
         Philip Falcone

     /s/ Raymond J. Harbert
--------------------------------
         Raymond J. Harbert

     /s/ Michael D. Luce
--------------------------------
         Michael D. Luce

June 20, 2007


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A


                                    AGREEMENT


The undersigned agree that this Amendment No. 10 to Schedule 13D dated June 20, 2007 relating to the Common Stock, $0.01 par value of Motient Corporation shall be filed on behalf of the undersigned.


Harbinger Capital Partners Master Fund I, Ltd.
By:  Harbinger Capital Partners Offshore Manager, L.L.C.
By:  HMC Investors, L.L.C., Managing Member

By:  /s/ William R. Lucas, Jr.
--------------------------------


Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
--------------------------------


HMC Investors, L.L.C.

By:  /s/ William R. Lucas, Jr.
--------------------------------

Harbinger Capital Partners Special Situations Fund, L.P.
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By:  /s/ William R. Lucas, Jr.
--------------------------------


Harbinger Capital Partners Special Situations GP, LLC*
By: HMC - New York, Inc., Managing Member

By:  /s/ William R. Lucas, Jr.
--------------------------------


HMC - New York, Inc.*

By:  /s/ William R. Lucas, Jr.
--------------------------------


Harbert Management Corporation

By:  /s/ William R. Lucas, Jr.
--------------------------------

     /s/ Philip Falcone
--------------------------------
         Philip Falcone

     /s/ Raymond J. Harbert
--------------------------------
         Raymond J. Harbert

     /s/ Michael D. Luce
--------------------------------
         Michael D. Luce

June 20, 2007

                                                                       Exhibit B


         TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
                          Transactions in Common Stock*

       Date of                 Number of Shares
     Transaction               Purchase/(Sold)                Price of Shares
     -----------               ---------------                ---------------

        6/6/07                     250,000                         11.20
        6/6/07                     265,000                         11.30
        6/6/07                      53,300                         11.35
        6/7/07                      10,000                         11.35
        6/7/07                     552,000                         11.40
        6/8/07                     285,000                         12.25
        6/8/07                     168,013                         12.24



    TRANSACTIONS BY HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
                          Transactions in Common Stock

                                      None



* These transactions were reported in the Amendment No. 9 to the Schedule 13D. However, as described in footnote (2) above, this Amendment No. 10 is being filed to reflect the correction of an internal allocation error and to properly report ownership by the Master Fund (and not the Special Fund) of the shares purchased on June 6, 2007, June 7, 2007 and June 8, 2007. The purchases reported herein reflect such correction.














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